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                                                                    Exhibit 99.2


September 15, 1998

RE: NOTICE OF PROXY MAILING: PROPOSED SALE OF THE AURORA ILLINOIS CABLE
                             TELEVISION SYSTEM BY IDS/JONES GROWTH PARTNERS II, L.P.

Dear Beneficial Owner of IDS/Jones Growth Partners II, L.P.:

Our records indicate that you are a beneficial owner of limited partnership interest in IDS/Jones Growth Partners II, L.P. (the "Partnership"). Enclosed for your information and review are proxy solicitation materials.

Your qualified plan trustee/custodian, which is the registered owner of your limited partnership interests, has authorized Jones Cable Corporation, the Managing General Partner, to mail these proxy materials directly to you and has authorized its clients, the beneficial owners, to execute the proxy cards on its behalf.

By this authorization, your signature will be legally sufficient and your vote of the limited partnership interests registered in the name of the trustee/custodian will be counted without the trustee/custodian's countersignature.

PLEASE VOTE, DATE AND SIGN AS BENEFICIAL OWNER (INVESTOR), AND RETURN YOUR SIGNED PROXY CARD TO US IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE, BUT NO LATER THAN OCTOBER 30, 1998.
           ----------------

If the proposed sale is consummated, the Partnership will mail your share of the net sales proceeds to your Trustee for your benefit, and the Partnership will notify you that the distribution has occurred. The closing of the sale of the Aurora System is scheduled to occur during the fourth quarter of 1998.

No further distributions from the Partnership are expected other than from the Partnership's portion of any amounts remaining after November 15, 1999 in the indemnity escrow account. After the sale of the Aurora System and the distribution of the net sales proceeds, including the amounts, if any, remaining after November 15, 1999, the Partnership will be liquidated and dissolved, most likely in the fourth quarter of 1999.

For 1998 tax planning, please refer to the Proxy Statement under the caption Federal Income Tax Consequences including Reporting by Tax Exempt Entities.
-------------------------------           --------------------------------

If you have any questions, please call the Jones Investor Services Department.

Sincerely,

Jones Cable Corporation
Managing General Partner